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                                  EXHIBIT 11


                           HDS NETWORK SYSTEMS, INC.
                        EARNINGS PER SHARE CALCULATION
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1996


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

                                              1996          1995         1994
                                              ----          ----         ----
Earnings per common and common
equivalent share:

Net income                              $  622,885   $ 1,443,270   $  454,465
                                        ==========   ===========   ==========

Weighted average number of shares
issued and outstanding                   5,612,386     3,747,633    2,809,983

Dilutive effect (excess number of shares
issuable over number of shares assumed
to be repurchased with the proceeds,
using the average market price during
the period) of outstanding options
and warrants                             2,594,319           ---          ---
                                        ----------   -----------   ----------

Adjusted weighted average number of
shares outstanding                       8,206,705     3,747,633    2,809,983
                                        ==========   ===========   ==========

Earnings per common and common
equivalent share                              $.13          $.39         $.16
                                              ====          ====         ====

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